UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 27, 2005

Splinex Technology Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-116817	200715816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

550 W. Cypress Creek Road, Suite 410, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 660-6565

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2005, Splinex Technology Inc. (the "Company") and Waterloo Maple Inc. ("Maplesoft") entered into a Reseller Agreement (the "Agreement") granting Maplesoft the non-exclusive, worldwide (subject to United States export restrictions) right to market and resell the Company’s nVizx for Maple software product (the "Product") in consideration of Maplesoft conducting certain marketing and selling activities. The Agreement is for a term of one year with automatic annual renewals unless terminated by either party upon 90 days notice or immediately upon certain specified events.

Under the Agreement, Maplesoft is required to conduct certain marketing activities that promote the Product and the brand including making the Product available for purchase in the Maplesoft web store. The Company is also required to undertake commercially reasonable steps to promote the Product and give Maplesoft comparable corporate and product marketing presence on the Company’s website. The Agreement provides for a suggested retail price to customers and a reseller price, which is the amount payable to the Company by Maplesoft for Product sold by Maplesoft. The suggested retail price and related reseller price vary according to the Product, customer type and geography. Maplesoft shall pay a monthly payment (based upon the reseller price) for all Products sold during the month to the Company thirty days from the last day of the month the Products are sold.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 Reseller Agreement between Waterloo Maple Inc. and Splinex Technology Inc. dated May 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology Inc.

June 3, 2005	By:	Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Reseller Agreement between Waterloo Maple Inc. and Splinex Technology Inc. dated May 27, 2005